Amendment No. 3 to Letter Agreement

THIS AMENDMENT is made as of August 1, 2008, by and between Trinad Capital Master Fund, Ltd. (“Trinad”) and Asianada, Inc. (the “Company”).

WHEREAS, the Company entered into that certain letter agreement with Trinad, dated July 11, 2007 (the “Loan Agreement”), in connection with a loan from Trinad to the Company of up to a principal amount of $100,000 (the “Loan”); and

WHEREAS, the Company amended the Loan Agreement on November 15, 2007 to (i) increase the principal amount of the Loan to up to $250,000 and (ii) increase the entire outstanding principal amount of the Loan and any accrued interest thereon, which shall be due and payable by the Company upon, and not prior to, a Next Financing, to an amount of not less than $500,000; and

WHEREAS, the Company further amended the Loan Agreement on April 18, 2008 to (i) increase the principal amount of the Loan to up to $500,000 and (ii) increase the entire outstanding principal amount of the Loan and any accrued interest thereon, which shall be due and payable by the Company upon, and not prior to, a Next Financing, to an amount of not less than $750,000; and

WHEREAS, each of the Company and Trinad has agreed to increase the principal amount of the Loan and to amend certain provisions of the Loan Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Loan Agreement as follows:

1.     Increase in Principal Amount of the Loan. The Loan Agreement is hereby amended to (i) increase the principal amount of the Loan to up to $750,000 and (ii) increase the entire outstanding principal amount of the Loan and any accrued interest thereon, which shall be due and payable by the Company upon, and not prior to, a Next Financing, to an amount of not less than $1,000,000.

2.     Payment of Principal and Interest. The Loan Agreement is hereby amended to provide that Trinad may, at its option, receive any payment of principal or interest due on the Loan in the form of common stock or other securities that may be issued by the Company in the event the Company consummates a financing in connection with a change of control or similar transaction involving the Company, calculated based on the value of the shares of common stock or other securities sold or issued by the Company in such financing transaction..

3.     This Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or understandings between the parties relating to the subject matter hereof. The statements and agreements in this Amendment shall be binding on the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

Acknowledged and agreed to:

ASIANADA, INC.

By:	/s/ Charles Bentz
Name: Charles Bentz
Title: Chief Financial Officer

TRINAD CAPITAL MASTER FUND, LTD.

By:	/s/ Jay Wolf
Name: Jay Wolf
Title: Director